                                                                   EXHIBIT 4.18

================================================================================

                              SECURITY AGREEMENT

                                 BY AND AMONG

                       VISUAL BIBLE INTERNATIONAL, INC.

                                      AND

                    THE DEBENTURE HOLDERS SIGNATORY HERETO

                               DECEMBER 24, 2002

================================================================================

                                                                   EXHIBIT 4.18

      SECURITY AGREEMENT (the "Agreement"), dated as of December 24, 2002, by and among VISUAL BIBLE INTERNATIONAL, INC., a Florida Corporation (the "Debtor"), and the securityholders signatory hereto (each, a "Secured Party" and collectively, the "Secured Parties").

      A. Each Secured Party has executed a subscription agreement (each, a "Subscription Agreement") for the purchase of Units (as defined therein) consisting of certain debentures of the Company, shares of Common Stock (as defined below) and warrants to purchase Common Stock. This Agreement is being executed in connection with the purchase of the Units.

      B. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Subscription Agreement.

      In consideration of the parties mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  DEFINED TERMS

            1.1 Definitions. (a) The following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined: "Accounts", "Certificated Security", "Chattel Paper", "Commercial Tort Claim", "Deposit Account", "Document", "Electronic Chattel Paper", "Equipment", "Fixture", "General Intangible", "Goods", "Instrument", "Inventory", "Investment Property", "Letter-of-Credit Right", "Payment Intangible", "Proceeds" or "Security Accounts".

            (b) The following terms shall have the following meanings:

            "Debtor Obligations" means the collective reference to the unpaid principal of and interest on the Debentures and all other obligations and liabilities of the Debtor to each Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Debentures or the Subscription Agreement, this Agreement, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise.

            "Code" means the Uniform Commercial Code as from time to time in effect in the State of New York.

            "Collateral" is defined in Section 2.1.

            "Liens" means in respect of property or assets, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Code or comparable law of any jurisdiction in respect of any of the foregoing).

            "Person" means any individual, corporation , partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or government authority.

            "Securities Act" means the Securities Act of 1933, as amended.

SECTION 2.  GRANT OF SECURITY INTEREST

            2.1 Collateral. As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity by acceleration or otherwise) of the Debtor Obligations, the Debtor hereby assigns, mortgages, pledges, hypothecates, transfers and sets over to the Secured Parties, grants a continuing security interest (the "Security Interest") to the Secured Parties on all properties and assets of the Debtor described herein and in all properties and assets in which such Debtor at any time in the future may acquire any right, title or interest, including, without limitation, the following (collectively, the "Collateral"):

            (a) all Accounts, including, but not limited to, all accounts receivable;

            (b) all Chattel Paper and Electronic Chattel Paper, both tangible and intangible;

            (c) all Inventory;

            (d) all Equipment;

            (e) all Fixtures;

            (f) all other Goods (not included in Sections 2.3 through 2.5 above);

            (g) all Instruments, including promissory notes;

            (h) all Certificated Securities;

            (i) all Investment Property;

            (j) all Documents;

            (k) all Deposit Accounts;

            (l) the Commercial Tort Claims set forth in Schedule 2.11 hereto;

            (m) all Letter-of-Credit Rights;

            (n) any and all rights, title and interests in any partnership, including, but not limited to, those partnership interests set forth on
Schedule 2.13 hereto;

            (o) the following intellectual property (collectively, the "Intellectual Property"):

                  (i) all United States, international and foreign patents, patent applications and statutory invention registrations, together with all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, all inventions therein, all rights therein provided by international treaties or conventions and all improvements thereto, and all other rights of any kind whatsoever of Debtor accruing thereunder or pertaining thereto (the "Patents");

                  (ii) all trademarks (including, without limitation, service marks), certification marks, collective marks -- and all goodwill residing in and identified by said marks -- trade dress, logos, domain names, product configurations, trade names, business names, corporate names and other source identifiers, whether or not registered, whether currently in use or not, and all other marks registered in the U.S. Patent and Trademark Office or in any office or agency of any State or Territory of the United States or any foreign country and all rights therein provided by international treaties or conventions, all reissues, extensions and renewals of any of the foregoing, together in each case with the goodwill of the business connected therewith and symbolized thereby, and all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of Debtor accruing thereunder or pertaining thereto (the "Trademarks");

                  (iii) all copyrights, copyright applications, copyright
            registrations and like protections in each work of authorship, whether statutory or common law, whether published or unpublished, any renewals or extensions thereof, all copyrights of works based on, incorporated in, derived from, or relating to works covered by such copyrights, together with all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such accruing thereunder or pertaining thereto (the "Copyrights");

                  (iv) all of Debtor's confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (the "Trade Secrets");

                  (v) all of Debtor's computer software programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware, and documentation and materials relating thereto, and all rights with respect to the foregoing, together with any and all options, warranties, service contracts, program services, test rights, maintenance rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing (the "Computer Software");

                  (vi) all of Debtor's license agreements, permits, authorizations and franchises, whether with respect to the Patents, Trademarks, Copyrights, Trade Secrets or Computer Software, or with respect to the patents, trademarks, copyrights, trade secrets, computer software or other proprietary right of any other Person, and all income, royalties and other payments now or hereafter due and/or payable with respect thereto, subject, in each case, to the terms of such license agreements, permits, authorizations and franchises, (the "Licenses");

                  (vii) any and all of Debtor's claims for damages for past, present and future infringement, misappropriation or breach with respect to the Patents, Trademarks, Copyrights, Trade Secrets, Computer Software or Licenses, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

            (p) any and all other General Intangibles, including Payment Intangibles;

            (q) any other tangible or intangible property not included in the property set forth above;

            (r) all other rights appurtenant to the property described above;
and

            (s) all cash and noncash Proceeds of any and all of the foregoing.

            2.2 Excluded Collateral. Notwithstanding the provisions of Section 2.1, the grant of security interest provided for therein shall not extend to, and the term "Collateral" shall not include, any assets listed on Schedule 2.2 attached hereto.

SECTION 3.  [INTENTIONALLY OMITTED]

SECTION 4.  COVENANTS

            The Debtor covenants and agrees with the Secured Parties that, from and after the date of this Agreement, until this Agreement is terminated and the security interests created hereby are released:

            4.1 Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Instrument or Chattel Paper shall be immediately delivered to the Secured Parties, duly indorsed in a manner satisfactory to the Secured Parties holding a majority in aggregate principal amount of the outstanding Debentures (the "Majority Holders", to be held as Collateral pursuant to this Agreement.

            4.2 Maintenance of Insurance. (a) Debtor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment owned by such Debtor against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Majority Holders and (ii) insuring the Debtor, against liability for personal injury and property damage relating to such Inventory and Equipment owned by the Debtor, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Majority Holders.

            (b) Debtor shall deliver to the Secured Parties copies of, or certificates of the issuing companies with respect to, endorsements of any and all policies of insurance owned by Debtor as described in preceding subsection
(a), naming the Secured Parties as a loss payee and each Secured Party as an additional insured and indicating that the policy will not be terminated or amended without at least thirty (30) days' prior written notice from the insurer to the Majority Holders.

            (c) As further security for the due payment and performance of the Debtor Obligations, the Debtor hereby assigns to the Secured Parties all sums which may become payable under or in respect of any policy of insurance owned by such Debtor covering or in any manner relating to the Collateral, and the Debtor hereby directs each insurance company issuing any such policy to make payment of such sums directly to the Secured Parties. Debtor hereby appoints the as Debtor's attorney-in-fact (to act through a representative chosen by the Majority Holders (such representative, the "Majority Representative") and in Debtor's or in the Secured Parties' name to do one or more of the following:
(i) endorse any check or draft representing any such payment or execute any proof of claim, subrogation receipt or any other document required by such insurance company as a condition to or otherwise in connection with such payment; or (ii) assign any such policies. All such sums received by the Secured Parties shall be applied by the Secured Parties to satisfaction of the Debtor Obligations or, to the extent that such sums represent unearned premiums in respect of any policy of insurance on the Collateral refunded by reason of cancellation, toward payment for similar insurance protecting the respective interests of Debtor and the Secured Parties, or as otherwise required by applicable law, and to the extent not so applied shall be paid over to Debtor.

            (d) The Debtor shall deliver to the Secured Parties a report of a reputable insurance broker with respect to such insurance as the Secured Parties may from time to time reasonably request.

            4.3 Maintenance of Perfected Security Interest, Further Documentation. (a) Debtor argues that it shall use its best efforts to perfect (including, without limitation, preparing and filing any required financing statements and delivering to the Secured Parties (or their representative) such Collateral as may only be perfected by possession) the security interest in the Collateral created by this Agreement within ten (10) days of the date hereof. Debtor shall maintain the security interest created by this Agreement as a perfected security interest and shall defend such security interest against the claims and demands of all Persons whomsoever.

            (b) At any time and from time to time, upon the written request of the Secured Parties, and at the sole expense of the Debtor, the Debtor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Secured Parties may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the security interests created hereby.

            (c) The Security Interest granted hereunder shall upon completion of all required filings and registrations rank pari passu with all of the security interests of the Debtor granted to secure advances made by those persons providing production and pre-launch marketing credit facilities in connection with the film adaptation by the Debtor of the Gospel of John as described on
Schedule 4.4(c) hereto, provided that the principal amount of such credit facilities, together with the principal amount of the Debtor Obligations, shall not exceed in the aggregate the amount of U.S. $11,000,000, and shall rank prior to all other security interests granted by the Debtor in the Collateral.

            4.4 Change of Name; Identity; Corporate Structure; or Chief Executive Office Location of Inventory and Equipment. Debtor will not change its name, identity, corporate structure (including, without limitation, its jurisdiction of formation) or the location of its chief executive office or location of its Inventory or Equipment without (i) giving the Secured Parties at least thirty (30) days' prior written notice clearly describing such new name, identity, corporate structure or new location and providing such other information in connection therewith as the Majority Holders may request, and
(ii) taking all action satisfactory to the Majority Holders as they may reasonably request to maintain the security interest of the Secured Parties in the Collateral intended to be granted hereby at all times fully perfected with the same or better priority and in full force and effect.

            4.5 Maintain Records. Debtor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral.

            4.6 Right of Inspection. Debtor shall ensure that any one or more representatives, agents and advisers of Secured Parties will, on reasonable grounds and with reasonable prior notice (but not more often than once during each financial year of Debtor unless the Majority Holders reasonably believes that an Event of Default has occurred), be allowed to have access to the assets, books, records and premises of Debtor and to inspect the same during normal business hours (at the expense of Debtor or its agent).

            4.7 Payment of Obligations. Debtor will pay promptly when due all taxes, assessments and governmental charges or levies imposed upon the Collateral, as well as all claims of any kind (including, without limitation, claims for labor, materials, supplies and services) against or with respect to the Collateral, except that no such charge need be paid if (i) the validity thereof is being contested in good faith by appropriate proceedings, (ii) such proceedings do not involve, in the sole reasonable opinion of the Majority Holders, any material danger for the sale, forfeiture or loss of any of the Collateral or any interest therein and (iii) such charge is adequately reserved against on the Debtor's books in accordance with generally accepted accounting principles.

            4.8 Disposition of Collateral. Debtor shall not be entitled to sell or otherwise dispose of any of the Collateral except for the sale of Inventory and the collection of Accounts in the ordinary course of the Company's business; provided, however, that at any time that there is an Event of Default (as defined herein) outstanding, Debtor shall not be entitled to sell or other dispose of Inventory or collect Accounts.

SECTION 5.  REMEDIES

            5.1 Default. The Security Interest shall become enforceable, and the Secured Parties shall be entitled to exercise the remedies set forth in this Section 5 immediately upon the occurrence of a material breach of any of the covenants contained in this Agreement or a default or event of default (as defined in either (a) a material breach of any of the covenants set out herein following (i) receipt by the Debtor of written notice of such material breach from the Secured Parties (which notice shall include reasonable particulars of such breach), and (ii) the expiration of a ten (10) day cure period during which the Debtor has failed to remedy such breach, or (b) a default or event of default (as defined in either of the Debenture or in the Subscription Agreement); provided that all required notices of default have been provided to the Debtor; and provided further that all applicable cure periods with respect to such default have expired and the Debtor has not remedied such default prior to the expiration thereof) (each, an "Event of Default"). Each Secured Party shall be entitled to receive its pro-rata share (based upon the percentage that such Secured Party's aggregate principal advances to the Debtor represent of the total aggregate principal advances by all of the Secured Parties to the Debtor) of all proceeds received as a result of the enforcement of the Security Interest.

            5.2 Control of Remedies.  Any of the remedies set forth in this
Section 5 shall be controlled by the Majority Holders and the determination of the Majority Holders shall be binding upon other Secured Parties.

            5.3 Rights and Remedies Generally. If an Event of Default shall occur and be continuing, then and in every such case, each Secured Party shall have all the rights of a secured party under the Code, shall have all rights now or hereafter existing under all other applicable laws, and, subject to any mandatory requirements of applicable law then in effect, shall have all the rights set forth in the Debenture, the Subscription Agreement, this Security Agreement and any other agreements related thereto and all the rights set forth with respect to the Collateral in any other security agreement between the parties.

            5.4 Assembly of Collateral. If an Event of Default shall occur and be continuing, upon reasonable notice to Debtor, Debtor shall, at its own expense, assemble the Collateral (or from time to time any portion thereof) and make the Collateral available to the Secured Parties at any place or places designated by the Majority Holders.

            5.5 Disposition of Collateral. The Majority Holders will give Debtor reasonable notice of the time and place of any public sale of the Collateral or any part thereof or of the time after which any private sale or any other intended disposition thereof is to be made. Debtor agrees that the requirements of reasonable notice to it shall be met if such notice is mailed, postage prepaid at least ten (10) days before the time of any public sale or after which any private sale may be made.

            5.6 Notification to Account Debtors and Other Persons Obligated on Collateral. If an Event of Default shall have occurred and be continuing, Debtor shall, at the request of the Majority

Holders, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Secured Party in any Account, Chattel Paper, General Intangible, Instrument or other Collateral and that payment thereof is to be made directly to the Secured Parties or to any financial institution designated by the Majority Holders as the Secured Parties' agent therefor, and the Majority Holders may themselves, if an Event of Default shall have occurred and be continuing, without notice to or demand upon Debtor, so notify account debtors and other persons obligated on Collateral. After the making of such a request or the giving of any such notification, Debtor shall hold any proceeds of collection of Accounts, Chattel Paper, General Intangibles, Instruments and other Collateral received by Debtor as trustee for the Secured Parties without commingling the same with other funds of Debtor and shall turn the same over to the Secured Parties in the identical form received, together with any necessary endorsements or assignments. The Secured Parties shall apply the proceeds of collection of Accounts, Chattel Paper, General Intangibles, Instruments and other Collateral received by the Secured Parties to the Liabilities.

            5.7 Recourse. Debtor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to satisfy the Debtor Obligations. Debtor shall also be liable for all reasonable expenses of the Secured Parties incurred in connection with collecting such deficiency, including, without limitation, the reasonable fees and disbursements of any outside attorneys employed by the Secured Parties to collect such deficiency. The Secured Parties shall promptly return to Debtor any proceeds of any sale or other disposition of the Collateral in excess of the Liabilities and any reimbursable expenses incurred in connection with the satisfaction thereof.

            5.8 Expenses; Attorneys Fees. Debtor shall reimburse the Secured Parties for all their reasonable expenses in connection with the exercise of its rights hereunder, including, without limitation, all reasonable outside attorneys' fees and legal expenses incurred by the Secured Parties. All such expenses shall be secured hereby.

            5.9 Limitation. Notwithstanding anything herein to the contrary, any action permitted by the Subscription Agreement or Debenture shall not be deemed a breach of this Agreement.

SECTION 6.  MISCELLANEOUS

            6.1 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            6.2 Amendments and Waivers. This Agreement may be supplemented or amended only by a subsequent writing signed by each of the parties hereto (or their successors or permitted assigns), and any provision hereof may be waived only by a written instrument signed by the party charged therewith.

            6.3 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the United States mail as certified or registered mail with postage prepaid, and addressed to the party to be notified at such party's address as set forth as set forth in the Subscription Agreement or as subsequently modified by written notice.

            6.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be automatically reformed so as to be enforceable while as nearly as possible preserving the original intent of the parties.

            6.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS, RULES OR PRINCIPLES.

            6.6 JURISDICTION AND VENUE. ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF NEW YORK COUNTY IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. THE PARTIESHEREBY ACCEPT THE EXCLUSIVE JURISDICTION OF THOSE COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING RISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF BROUGHT IN ANY OF THE ABOVE DESCRIBED COURTS AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT ANY SUIT, ACTION OR PROCEEDING BROUGHT IN NEW YORK COUNTY, NEW YORK, HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES, FURTHER, CONSENT TO SERVICE OF PROCESS IN ANY SUCH ACTION OR LEGAL PROCEEDING BY MEANS OF REGISTERED MAIL OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, IN CARE OF THE ADDRESS SET FORTH HEREIN OR SUCH OTHER ADDRESS AS EITHER PARTY MAY FURNISH IN WRITING TO THE OTHER, PROVIDED PROCESS IS ACTUALLY RECEIVED.

            6.7 Entire Agreement. This Agreement and the other documents, instruments and agreements executed in connection herewith constitute the entire agreement by, between and among the parties as to the subject matter hereof and merges and supersedes any prior discussions, understandings and agreements of any and every nature by, between and among them as to the subject matter hereof.

            6.8 Additional Parties. The parties hereto agree that subsequent Persons who purchase Units by executing a Subscription Agreement shall, upon execution of a counterpart signature page hereto, be added as a party to this Agreement and have all rights and privileges of the "Investors" and be subject and bound by all the terms and conditions hereof as if such subsequent party was one of the Investors on the date hereof.

            6.9 Sections and Headings. The sections and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            6.10 Counterparts. This Agreement may be executed in counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                          [Signature Pages to Follow]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Security Agreement as of the date first written above.

                                              VISUAL BIBLE INTERNATIONAL, INC.,
                                              as Debtor
                                              _________________________________
                                              By:
                                              Title:

[US Security Agreement]

                                         SECURED PARTY:
                                         RED BROOK DEVELOPMENTS LIMITED

                                         _____________________________________
                                         By:
                                         Title:

[US Security Agreement]

                                         SECURED PARTY:
                                         RUTH REISMAN LIMITED

                                         _____________________________________
                                         By:        Ruth Reisman
                                         Title:

[US Security Agreement]

                                         SECURED PARTY:
                                         AUGUSTA HOLDING INC.

                                         _____________________________________
                                         By:
                                         Title:

[US Security Agreement]

                                         SECURED PARTY:
                                         ART KLEINSTEIN

                                         _____________________________________


[US Security Agreement]

                                         SECURED PARTY:
                                         BEVERLY REISMAN

                                         _____________________________________

[US Security Agreement]

                                         SECURED PARTY:
                                         ZIVOJIN MAZNIC

                                         _____________________________________

[US Security Agreement]

                                         SECURED PARTY:
                                         RONALD PROSSERMAN

                                         _____________________________________

[US Security Agreement]

                                         SECURED PARTY:
                                         GEORGE STEELS

                                         _____________________________________

[US Security Agreement]

                                 SCHEDULE 2.2
                              LIST OF AGREEMENTS

   1. Settlement and New Licensing Agreement between International Bible Society and Visual Bible International, Inc. entered into as of November 2, 2001;

   2. Licensing Agreement between American Bible Society and Visual Bible International, Inc. entered into as of September 20, 2000;

   3. Licensing Agreement between Genesis Broadcasting Systems, Inc. and Visual Bible International, Inc.;

   4. Memorandum of Understanding between The United Bible Societies and Visual Bible International, Inc.;

   5. Licensing Agreement between The Bible Society in Italy/Societa Biblica Britannica E Forestiera Editrice Elledici and Visual Bible, Inc. entered into as of October 11, 2001;

   6. Licensing Agreement between The Bible Society of Brazil and Visual Bible, Inc. entered into September 17, 2001; and

   7. Agreement between Thomas Nelson Publishers and Visual Bible, Inc. dated September 1, 2001, as amended.

[US Security Agreement]

                                SCHEDULE 4.4(c)
                                 OTHER LENDERS

                       VISUAL BIBLE INTERNATIONAL, INC.

                              DEBENTURE FINANCING

                           MINIMUM - US$4.0 MILLION
                           MAXIMUM - US$5.0 MILLION


PURPOSE - THE GOSPEL OF JOHN

Production financing -US$3.5 Million
Pre-launch marketing -US$.5 - 1.5 Million

SECURITY PARI PASSU - PRO RATED PARTICIPATION
FACILITIES LISTED BELOW OR EQUIVALENT REPLACEMENT FACILITIES

                                                       US$(000)
                                                        GROSS
1.  Visual Bible Debentures                             5,000
2.  Cdn. federal & provincial tax credits               1,350
3.  Think Film - North American distribution              550
4.  Cinemavault Releasing Inc. - foreign distribution   1,450
5.  UK sale leaseback                                   1,350
6.  Film Finances, Inc. - completion guarantor            600
                       - contingency budget
7.  Deluxe Labs and Video                                 500
                                                       ------
TOTAL                                                  10,800
                                                       ======

NOTE:  PRO RATED SECURITY COVERAGE NOT TO EXCEED US$11 MILLION + INTEREST

[US Security Agreement]